UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 26, 2007

(Date of earliest event reported)

LENOX GROUP INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11908

Delaware	13-3684956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Village Place, 6436 City West Parkway, Eden Prairie, MN 55344

(Address of principal executive offices, including zip code)

(952) 944-5600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On February 26, 2007, Lenox Group Inc. (“Lenox”) announced to its employees that it intends to close its Rogers, Minnesota distribution facility in October 2007 to consolidate such operations with its distribution center in Hagerstown, Maryland.

Lenox expects to incur approximately $2.0 million in expense for the closing and consolidation, exclusive of any severance or other employee costs associated with the closing, which cannot be estimated at this time. The expense principally includes the costs associated with lease termination and restoration, impairment of remaining leaseholds improvements and abandonment of assets and inventory and equipment relocation, with approximately $1.2 million of the expense related to lease obligations, approximately $0.5 million related to lease impairment costs and approximately $0.3 million related to relocation costs. Lenox expects the consolidation to be largely completed by October 2007, with all expenses to be recorded in 2007.

Lenox is taking this action due to the continued decline of the collectible market over the past few years, coupled with overcapacity in distribution. The consolidation is expected to benefit Lenox by streamlining its distribution system, increasing efficiency and reducing overall costs.

Item 8.01	Other Events.

On March 1, 2007, Lenox announced to its employees that it reduced its workforce by 47 employees at its fine bone china manufacturing facility in Kinston, North Carolina. This workforce reduction was made to align staffing levels with the facility’s decreased production volume, primarily due to Lenox having fewer company-operated retail stores.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENOX GROUP INC.

By:	/s/ Timothy J. Schugel
Timothy J. Schugel
Chief Financial and Operating Officer

Date: March 2, 2007